Exhibit 99.1

YORK International Comments on Manufactured Housing Furnace Inspection;
                  Updates Full-Year Business Outlook

    YORK, Pa.--(BUSINESS WIRE)--July 7, 2004--YORK International Corporation (NYSE:YRK) today commented on the impact of certain furnace inspections on its results for 2004. YORK's Unitary Products Group, after notifying the United States Consumer Product Safety Commission (CPSC), conducted field and factory testing to investigate failures found in the heat exchangers of certain sealed combustion gas furnaces used in the manufactured housing industry. Based on this testing, YORK found that installation and application factors combined with component part variation can result in excessive heat exchanger temperatures, which may contribute to failures in certain furnace models.
    The furnaces impacted were sold solely to the manufactured housing market under the Coleman(R), Coleman-Evcon and Red T brand names. The units that are potentially impacted were manufactured in the years 1995 to 2000; however, not all furnaces manufactured in this time frame are involved in this program. In addition, furnaces produced before and after these dates are not impacted.
    The Company will locate the end users of these furnaces and conduct inspections as expeditiously as possible. As part of the process, YORK will continue to work closely with the CPSC and will request the CPSC's review and approval of its proposed inspection/remediation program. In conjunction with the CPSC, YORK will finalize the details of the program and begin implementation.
    The Company anticipates a charge in the second quarter in the range of $20 to $25 million pre-tax ($12 to $15 million after tax, or $0.28 to $0.36 per share) to cover the estimated liability associated with implementing the program and reworking these furnaces in the field. The previous 2004 full-year outlook for the Company of $2.70 to $3.00 per share has been revised to a range of $2.34 to $2.72, reflecting the increased expense from this action.

    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include the outcome of the CPSC review and approval, estimates used in determining the expected cost of the remediation program, rising material costs, economic and political environments, climatic conditions, work stoppages, litigation, currency, and regulatory and competitive pressures. Additional information regarding risk factors and uncertainties is detailed in YORK's SEC filings.
    YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 22,300 employees worldwide.


    CONTACT: YORK International Corporation
             Helen Marsteller, 717-771-7451